EXHIBIT 5.2
                                  PRESS RELEASE


          St. Louis, MO., October 12, 1999 - - CPI Corp. (NYSE-CPY) ("CPI") announced today that it received a notice from SPS International Holdings, Inc., an affiliate of American Securities Capital Partners, L.P. ("ASCP") asserting that CPI has experienced or been affected by an event, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect under the merger agreement and terminating the merger agreement under which entities controlled by affiliates of ASCP and CPI's management had agreed to acquire CPI for $37.00 per share in cash.

          CPI's Board has consulted with its legal and financial advisors and has reviewed the facts and circumstances regarding CPI's performance. The Board has concluded that neither CPI nor any of its subsidiaries has experienced or been affected by any event, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect under the merger agreement. CPI's recent financial results constitute and reflect ordinary course of business fluctuations of a type normally occurring in CPI's operations and were previously disclosed to ASCP. CPI has notified ASCP that such occurrences do not and cannot serve as the basis for an assertion of a material adverse effect under the merger agreement and ASCP's attempt to elevate them to that level is without basis, willful and in bad faith. No other development has occurred that would justify termination by ASCP. CPI views the failure on the part of ASCP to proceed to close the transactions contemplated by the merger agreement as a breach of the merger agreement entitling CPI to damages.

          CPI is a consumer services company with fiscal year 1998 sales of $390 million, operating approximately 1,027 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 152 Prints Plus wall decor stores.